Exhibit 10.14

Generate Biomedicines, Inc.
26 Landsdowne Street, 3rd Floor, Cambridge, MA 02139

March 31, 2022

Jason Silvers

[Omitted]

Dear Jason,

On behalf of Generate Biomedicines, Inc. (the “Company”), a Flagship Pioneering Company, I am delighted to make this conditional offer of employment with the Company. This offer letter (the “Offer Letter”) and the accompanying documents and agreements, which are incorporated herein, summarize and set forth important terms about your employment with the Company.

1.
Starting Date, Position, and Duties.
a.
Your initial position shall be Chief Financial Officer reporting to Michael Nally. We anticipate that your employment shall start effective July 18th, 2022 (the actual date you begin to work for the Company, the “Start Date”).
b.
As a member of our team, we expect you to devote all of your professional and working time and energies to the business and affairs of the Company. Notwithstanding the foregoing, nothing contained herein shall prevent you from managing your personal investments on your own personal time, including the right to make passive investments in the securities of: (i) any entity which you do not control, directly or indirectly, and which does not compete with Company, or (ii) any publicly-held entity, so long as your aggregate direct and indirect interest does not exceed five percent (5%) of the issued and outstanding securities of any class of securities of such publicly-held entity. You shall not engage in other non-Company related business activities (including board memberships) without the Company’s prior written consent; notwithstanding the preceding, the Company approves your membership on the boards of the non-profit organizations listed on Schedule A.

As is generally true for Company employees, you shall be employed on an at-will basis, which means that neither you nor the Company are guaranteeing this employment relationship for any specific period of time. Either you or the Company may choose to end the employment relationship at any time, for any reason, with or without notice. The descriptions of benefits and other compensation arrangements set forth herein are meant to be summary in form and may be subject to change. Other than the terms of this Offer Letter, the Company reserves the right to alter, supplement or rescind its employment procedures, benefits or policies (other than the employment at-will policy) at any time in its sole and absolute discretion and without notice.

2.
Compensation.
a.
Salary. Your initial base pay shall be at a rate of $450,000 on an annualized basis, minus all federal, state and local required payroll deductions, paid in accordance with the Company’s normal payroll practices (the “Annual Salary”).

b.
Sign On Bonus. In addition, you will receive a cash sign on bonus of $75,000. The sign on bonus is taxable, and all federal, state and local required payroll deductions will be withheld. If you resign from the Company for any reason before the first anniversary of your Start Date, other than due to a Change in Control (as defined in the Company’s Equity Incentive Plan) or due to Good Reason, you shall be obligated to repay such sign on bonus to the Company. “Good Reason” shall mean the occurrence of any of the following events during your employment with the Company, without your consent: (i) a relocation of your principal place of employment to a location more than twenty-five (25) miles from the current location as of the Effective Date, unless such new location is no further from your then-current residence than the immediately prior location; (ii) any material reduction in your duties, responsibilities or authority, or any material diminution in your title; or (iii) the Company ‘s breach of any material provision of this Offer Letter or any other Agreement or Plan Document agreed to, or applicable, to your employment with the Company; provided that such event shall constitute Good Reason only if: (A) you continue to perform your job duties as set forth in this Agreement and continue to comply with all of the covenants set forth herein and in the attached Employee Non-Solicitation, Confidentiality and Assignment Agreement, and the attached Employee Non-Competition Agreement; (B) you provide the Company written notice of resignation, specifying in reasonable detail the event constituting Good Reason, within ninety (90) days after the initial existence of such event; and (C) the Company fails to cure (if curable) the Good Reason event within thirty (30) days following receipt of such notice. If the Company timely cures the Good Reason event, then your notice of resignation shall be automatically rescinded. If Company does not timely cure the Good Reason event, then the termination date shall be the date immediately following the end of the Company’s cure period, and you shall be paid your full compensation through the termination date.
c.
Relocation Bonus. In addition, you will receive a cash relocation bonus of $125,000 to help with relocation costs. The relocation bonus is taxable, and all federal, state and local required payroll deductions will be withheld. If you resign from the Company for any reason within eighteen (18) months of your Start Date, other than due to a Change in Control (as defined in the Company’s Equity Incentive Plan) or due to Good Reason, you shall be obligated to repay such relocation bonus to the Company. In addition, to the extent that your current employer pays to repatriate you to the United States, you will not be eligible to receive this relocation bonus.
d.
Repatriation Bonus. In the event that (i) you are accountable for fulfilling obligations for your current home rental from the date you sign this Offer Letter through October 14, 2022 and (ii) you provide such payments, then upon reasonable proof of the amount paid, the Company will provide you a repatriation bonus equal to the amount paid, grossed up for federal, state and local taxes calculated based on the tax rate applicable to your regular Company paycheck, within twenty (20) business days of you providing such proof to the Company. This repatriation bonus is taxable, and all federal, state and local required payroll deductions will be withheld. If you resign from the Company before the second anniversary of your Start Date, other than due to a Change in Control (as defined in the Company’s Equity Incentive Plan) or due to Good Reason, you shall be obligated to repay any repatriation bonus you received to the Company. In all other circumstances you will not be obligated to repay the repatriation bonus.
e.
Annual Performance Bonus. You shall be eligible to receive an annual bonus of up to forty percent (40%) of your Annual Salary (the “Annual Bonus”), payable upon the achievement, as determined by the Board in its sole discretion, of specific milestones to be mutually agreed in writing. The Annual Bonus shall be paid to you no later than March 15th of the calendar year immediately following the calendar year in which it was earned. You must be employed by the Company at the time that the Annual Bonus is due to be paid in order to be eligible for and have earned the Annual Bonus.
f.
Equity; Stock Options. I shall ask the Board to grant you an option or other equivalent instrument (the “Equity Grant”) to purchase 1,328,000 shares of common stock of the Company, equal to approximately 1% of the fully-diluted equity of the Company as determined as of the date of the Offer Letter, at a strike price equal to the fair market value of the Company’s common stock or equivalent equity incentive units on the date of grant as determined by the Board. Any grant shall be subject to quarterly vesting, over a four-year period beginning on your first date of employment, subject to a one-year cliff (i.e., 25% of the grant shall vest on the first anniversary of the Start Date), provided however that should your employment terminate due to Change in Control or Good Reason during the first 12 months following your Start Date, the Equity Grant shall vest as if you had been employed by the Company through the one year anniversary of the Start Date. In all respects, these options shall be governed by the Company’s equity incentive plan and applicable grant agreement then in effect.
g.
Benefits. You shall be eligible to participate in the Company’s benefit plans to the same extent as, and subject to the same terms, conditions and limitations applicable to, other Company employees of similar rank and tenure. Summaries of each of the Company’s benefit plans are available to you. These benefits may be modified, changed or eliminated from time to time at the sole discretion of the Company, and the provision of such benefits does not change your status as an at-will employee. Where a particular benefit is subject to a formal plan (for example, medical insurance or life insurance), eligibility to participate in and receive any particular benefit is governed solely by the applicable plan document.
h.
Expense Reimbursement. The Company shall reimburse you for all ordinary and reasonable out-of-pocket business expenses incurred in furtherance of the Company’s business in accordance with the Company’s policies with respect thereto as in effect from time to time. You must submit any request for reimbursement no later than ninety (90) days following the date that such business expense is incurred. All reimbursements hereunder shall be made or provided in accordance with the requirements of Section 409A (“Section 409A”) of the Internal Revenue Code and the rules and regulations thereunder (the “Code”) including, where applicable, the requirement that: (i) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this Offer Letter), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense shall be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.
i.
Repayment Terms. To the extent any payment made pursuant to this paragraph 2 is required to be repaid to the Company, you shall make repayment of amounts actually received net of taxes. To the extent you are legally able to recover any income taxes paid you shall repay those taxes to the Company. The Company shall bear the responsibility of recovering any employment taxes.

3.
Certification. By signing this Offer Letter, you are certifying to the Company that: (a) your employment with the Company does not and shall not require you to breach any agreement entered into by you prior to employment with the Company (i.e., you have not entered into any agreements with previous employers that are in conflict with your obligations to the Company); (b) to the extent you are subject to restrictive agreements with any prior employer that may affect your employment with the Company, you have provided us with a copy of any such agreements; (c) your employment with the Company does not violate any order, judgment or injunction applicable to you, and you have provided the Company with a copy of any such order, judgment, or injunction; and (d) all facts you have presented to the Company are accurate and true, including all statements made to the Company pertaining to your education, training, qualifications, licensing and prior work experience on any job application, resume or c.v., or in any interview. Please understand that the Company does not want you to disclose any confidential information belonging to a previous employer or to incorporate the proprietary information of any previous employer into the Company’s proprietary information and expects that you shall abide by any restrictive covenants of and obligations to prior employers.
4.
COVID Vaccine. Generate Biomedicines, Inc. has implemented a mandatory COVID-19 vaccination policy, including boosters when eligible for all employees. The Company will provide reasonable accommodations to individuals who are prevented from receiving the vaccine due to a medical reason or a sincerely held religious belief, practice, or observance when required by applicable law unless such accommodations would impose an undue hardship. New employees will be required to be fully vaccinated and show documentation of their fully vaccinated status or receive a Company-approved medical or religious exemption prior to their first day of employment.
5.
Required I-9 Documentation. Your employment with the Company is conditioned on your eligibility to work in the United States. For purposes of completing the USCIS I-9 form, you must provide us sufficient documentation to demonstrate your eligibility to work in the United States on or before your first day of employment.
6.
Confidentiality and Other Obligations. As part of your employment with the Company, you shall be exposed to, and provided with, valuable confidential and trade secret information concerning the Company and its present and prospective clients. As a result, in order to protect the Company’s legitimate business interests, you understand that your employment by the Company creates a relationship of confidence with respect to confidential and proprietary information belonging to the Company and third parties. In light of the foregoing and as a condition of your employment, you must sign and abide by: (a) the Company’s standard Confidentiality Agreement, (b) the Company’s standard Noncompetition Agreement (the “Non‑Competition Agreement”), and (c) the Company’s standard Waiver of Review Period (the “Waiver”), copies of which are enclosed. As a Company employee, you shall be expected to abide by Company policies and procedures as may be in effect from time to time. You must sign and return the Confidentiality Agreement, Noncompetition Agreement, and Waiver (if applicable) before beginning your employment with the Company.
7.
Section 409A of the Code.

a.
Notwithstanding any other provision of this Offer Letter to the contrary, if any amount (including imputed income) to be paid to you pursuant to this Offer Letter as a result of your termination of employment is “deferred compensation” subject to Section 409A of the Code, and if you are a “Specified Employee” (as defined under Section 409A of the Code) as of the date of your termination of employment hereunder, then, to the extent necessary to avoid the imposition of excise taxes or other penalties under Section 409A of the Code, the payment of benefits, if any, scheduled to be paid by the Company to you hereunder during the first 6‑month period following the date of a termination of employment hereunder shall not be paid until the date which is the first business day after six (6) months have elapsed since your termination of employment for any reason other than death. Any deferred compensation payments delayed in accordance with the terms of this Section 6.a shall be paid in a lump sum after 6-months have elapsed since your termination of employment. Any other payments shall be made according to the schedule provided for herein.
b.
If any of the benefits set forth in this Offer Letter is “deferred compensation” under Section 409A of the Code, any termination of employment triggering payment of such benefits must constitute a “separation from service” under Section 409A of the Code before distribution of such benefits can commence. To the extent that the termination of your employment does not constitute a “separation from service” under Section 409A of the Code (as the result of further services that are reasonably anticipated to be provided by you to the Company at the time your employment terminates), any benefits payable under this Offer Letter that constitute “deferred compensation” under Section 409A of the Code shall be delayed until after the date of a subsequent event constituting a “separation from service” under Section 409A of the Code. For purposes of clarification, this Section 7.b shall not cause any forfeiture of benefits on your part but shall only act as a delay until such time as a “separation from service” occurs.
c.
It is intended that each installment of the payments and benefits provided under this Offer Letter shall be treated as a separate “payment” for purposes of Section 409A of the Code. Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code.
d.
This Offer Letter shall be interpreted and at all times administered in a manner that avoids the inclusion of compensation in income under Section 409A of the Code. Any provision inconsistent with Section 409A of the Code shall be read out of the Offer Letter. For purposes of clarification, this Section 7.d shall be a rule of construction and interpretation and nothing in this Section 7.d shall cause a forfeiture of benefits on the part of you. You acknowledge and agree that the Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Offer Letter, including but not limited to consequences related to Section 409A of the Code.
8.
General. This Offer Letter, together with the Confidentiality Agreement and the Option Agreement and any other agreements specifically referred to herein or enclosed herewith, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. The terms and provisions of this Offer Letter may be modified or amended only by written agreement executed by the parties hereto and may be waived (or consent for the departure there from granted) only by a written document executed by the party entitled to the benefits of such terms or provisions. The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business. You may not assign your rights and obligations hereunder without the prior written consent of the Company and any such attempted assignment by you without the prior written consent of the Company shall be void. This Offer Letter and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the internal law of Massachusetts, without giving effect to the conflict of law principles thereof. By accepting this offer of employment, you agree that any action, demand, claim or counterclaim in connection with any aspect of your employment with the Company, or any separation of employment (whether voluntary or involuntary) from the Company, shall be brought in the courts of Massachusetts or of the United States of America for the District of Massachusetts, and shall be resolved by a judge alone, and you waive and forever renounce your right to a trial before a civil jury.

Because our employment discussions and the terms of your employment are confidential, it is understood that you shall not disclose the fact or terms of such discussions or the terms of your employment with the Company to anyone other than your immediate family and your legal or financial advisor at any time, absent prior written consent from the Company, or as permitted by law.

Please acknowledge acceptance of this employment offer by signing and dating below. Keep one copy for your files and return one executed copy to me.

[Signature Page Follows]

We look forward to having you on the Generate Biomedicines, Inc. team.

Very truly yours,

Generate Biomedicines, Inc.

By: /s/ Michael Nally

Michael Nally

Chief Executive Officer

Accepted and Agreed to:

/s/ Jason Silvers

Jason Silvers

5/1/2022

Date

SCHEDULE A